EXHIBIT 4.1

SERVICER APPOINTMENT, ASSUMPTION AND
AMENDMENT AGREEMENT

THIS SERVICER APPOINTMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated as of March 31, 2006, is by and among Nomura Home Equity Loan, Inc., as depositor (the “Depositor”), Nomura Credit & Capital, Inc., as seller (in such capacity, the “Sponsor”), Wells Fargo Bank, National Association, as a servicer (“Wells Fargo”), Ocwen Loan Servicing, LLC, as a servicer (“Ocwen”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), and HSBC Bank USA, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Depositor, the Sponsor, the Master Servicer, the Securities Administrator, Ocwen and the Trustee entered into the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of February 1, 2006, relating to Nomura Home Equity Loan, Inc., Asset-Backed Certificates, Series 2006-HE1;

WHEREAS, pursuant to Section 7.06 of the Pooling and Servicing Agreement, the Sponsor has the right to terminate Ocwen as Servicer of the Mortgage Loans set forth on Schedule 1 attached hereto (the “Wells Fargo Mortgage Loans”) without cause upon the satisfaction of certain conditions set forth in the Pooling and Servicing Agreement;

WHEREAS, the Depositor and the Sponsor desire to amend certain provisions of the Pooling and Servicing Agreement to better effectuate the replacement of Ocwen as the Servicer thereunder with respect to the Wells Fargo Mortgage Loans;

WHEREAS, Section 11.01 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders to cure any ambiguity, to correct or supplement any provisions therein, to change the manner in which the Distribution Account maintained by the Securities Administrator or the Custodial Account maintained by the Servicer is maintained or to make such other provisions with respect to matters or questions arising under the Agreement as shall not be inconsistent with any other provisions therein if such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or the Swap Provider; provided that any such amendment shall be deemed not to adversely affect in any material respect the interests of the Certificateholders and no such Opinion of Counsel shall be required if the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; provided further that any such amendment shall be deemed not to adversely affect in any material respect the interests of the Certificateholders and no such Opinion of Counsel nor any letter from the Rating Agencies stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates shall be required if such amendment is to effect a transfer of servicing pursuant to Section 7.06(a) of the Agreement to a servicer satisfying the Minimum Servicing Requirements;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Defined Terms.

For purposes of this Agreement, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2. Appointment of Servicer.

(a)  The Sponsor hereby proposes that Wells Fargo be appointed as a Servicer under the Pooling and Servicing Agreement with respect to the Wells Fargo Mortgage Loans and, subject to the satisfaction of the conditions precedent set forth in Section 5 of this Agreement, the Sponsor will provide written notification to Ocwen of its termination as the servicer under the Pooling and Servicing Agreement with respect to the Wells Fargo Mortgage Loans to be effective as of the close of business on March 31, 2006 (the “Termination Date”).

(b)  In connection with the appointment of Wells Fargo as a Servicer under the Pooling and Servicing Agreement, on the Termination Date, the Sponsor shall cause Wells Fargo to reimburse Ocwen for all outstanding Advances and Servicing Advances and accrued and unpaid Servicing Fees due and owing to Ocwen under the Pooling and Servicing Agreement in connection with Ocwen’s servicing and administration of the Wells Fargo Mortgage Loans prior to the Termination Date.

(c)  The Master Servicer, subject to the satisfaction of the conditions precedent set forth in Section 5 of this Agreement, consents to the appointment of Wells Fargo as a Servicer under the Pooling and Servicing Agreement and hereby designates Wells Fargo as the Servicer of the Wells Fargo Mortgage Loans from and after the Termination Date.

(d)  Wells Fargo hereby (i) represents and warrants that it meets all requirements of a servicer set forth in Section 8.02 of the Pooling and Servicing Agreement, (ii) accepts the appointment as the Servicer of the Wells Fargo Mortgage Loans under the Pooling and Servicing Agreement, (iii) assumes and agrees to discharge the due and punctual performance and observance of each covenant and condition to be performed and observed by a servicer under the Pooling and Servicing Agreement, as amended hereby, and (iv) assumes and agrees to be bound by all terms and conditions of the Pooling and Servicing Agreement, as amended hereby.

(e)   On the Termination Date, each account that, pursuant to the terms of the Pooling and Servicing Agreement, is required to be established and maintained by Ocwen with respect to the Wells Fargo Mortgage Loans shall be moved to and maintained by Wells Fargo at Wells Fargo. This Agreement shall be deemed to satisfy any and all requirements in the Pooling and Servicing Agreement for notice of change in any such account.

(f)  Ocwen shall have no obligation or liabilities relating to the Wells Fargo Mortgage Loans arising on and after the Termination Date, but shall continue to have rights to indemnification with respect to such Mortgage Loans as set forth in the Pooling and Servicing Agreement.

SECTION 3. Amendments to Pooling and Servicing Agreement.

(a)  Article 1 of the Pooling and Servicing Agreement is hereby amended by adding the following definition in alphabetical order:

Ocwen: Ocwen Loan Servicing, LLC, and any successor thereto.

Ocwen Mortgage Loans: Those Mortgage Loans serviced by Ocwen pursuant to the terms of this Agreement as specified on the Mortgage Loan Schedule.

Wells Fargo: Wells Fargo Bank, National Association, and any successor thereto.

Wells Fargo Mortgage Loans: Those Mortgage Loans serviced by Wells Fargo pursuant to the terms of this Agreement as specified on the Mortgage Loan Schedule.

(b)  Article 1 of the Pooling and Servicing Agreement is hereby further amended by deleting the definition of Servicer and replacing it with the following:

Servicer: With respect to the Wells Fargo Mortgage Loans, Wells Fargo or any successor thereto, or its subservicer appointed pursuant to the Pooling and Servicing Agreement and with respect to the Ocwen Mortgage Loans, Ocwen or any successor thereto, or its subservicer appointed pursuant to the Pooling and Servicing Agreement.

(c)  The following representations and warranties are hereby made by Wells Fargo to the Sponsor, the Depositor, the Master Servicer, the Securities Administrator, Ocwen and the Trustee as of the date hereof and such representations and warranties shall, with respect to the Wells Fargo Mortgage Loans, replace the representations and warranties of Ocwen set forth in Section 2.03(a) of the Pooling and Servicing Agreement:

(i) It is duly organized and is validly existing and in good standing under the laws of the United States and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by it in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to service the Wells Fargo Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(ii) It has the full corporate power and authority to service each Wells Fargo Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and further subject to public policy with respect to indemnity and contribution under applicable securities law.

(iii) The execution and delivery of this Agreement by it, the servicing of the Wells Fargo Mortgage Loans by it under this Agreement, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv) It is an approved servicer of conventional mortgage loans for Fannie Mae or Freddie Mac and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act.

(v) No litigation is pending or, to the best of its knowledge, threatened in writing, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to service the Wells Fargo Mortgage Loans or to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(vi) No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(vii) Wells Fargo has accurately and fully reported, and will continue to accurately and fully report, its borrower credit files to each of the credit repositories in a timely manner materially in accordance with the Fair Credit Reporting Act and its implementing legislation.

(viii) Wells Fargo is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Wells Fargo Mortgage Loans that are registered with MERS.

(ix) Wells Fargo will not waive any Prepayment Charge with respect to a Wells Fargo Mortgage Loan unless it is waived in accordance with the standard set forth in Section 3.01.

(d)  With respect to the Wells Fargo Mortgage Loans, from and after the Termination Date, any and all references to the representations and warranties of Ocwen in the Pooling and Servicing Agreement shall, and shall be deemed to be, references to the representations and warranties of Wells Fargo set forth in clause (a) above.

(e)  Section 3.13(a) is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“Ocwen, the Master Servicer and the Securities Administrator shall deliver or otherwise make available (and shall cause each Servicing Function Participant engaged by it to deliver) to the Depositor and the Securities Administrator on or before March 15 of each year, and Wells Fargo shall deliver or otherwise make available (and shall cause each Servicing Function Participant engaged by it to deliver) to the Depositor and the Securities Administrator on or before March 1 of each year (but in no instance later than March 10 of each year), in each case commencing in March 2007, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such party’s activities during the preceding calendar year or portion thereof and of such Servicing Function Participant’s performance under this Agreement, or such other applicable agreement in the case of a Servicing Function Participant, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such party has fulfilled all its obligations under this Agreement, or such other applicable agreement in the case of a Servicing Function Participant (other than the Servicer, the Master Servicer or the Securities Administrator), in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.”

(f)  Section 3.14(a) of the Pooling and Servicing Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

“By March 15 of each year, commencing in March 2007, Ocwen, the Master Servicer and the Securities Administrator, and by March 1 (but in no event later than March 10) of each year, commencing in March 2007, Wells Fargo, each at its own expense and pursuant to Item 1122(a) of Regulation AB, shall furnish or otherwise make available, and shall cause any Servicing Function Participant engaged by it to furnish, which in each case shall not be an expense of the Trust Fund, to the Securities Administrator and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such party of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such party used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such party’s assessment of compliance with the Relevant Servicing Criteria for the period consisting of the prior calendar year, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such party’s assessment of compliance with the Relevant Servicing Criteria for the period consisting of the prior calendar year.”

SECTION 4. Representations and Warranties of the Depositor and Sponsor.

(a)  The following representations and warranties are hereby made by the Depositor to the Sponsor, Wells Fargo, Ocwen the Master Servicer, the Securities Administrator and the Trustee as of the date hereof:

(i) The Depositor is duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has full power and authority (corporate and other) necessary to own or hold its properties and to conduct its business as now conducted by it and to enter into and perform its obligations under this Agreement.

(ii) The Depositor has the full corporate power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized, by all necessary corporate action on its part, the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation of the Depositor, enforceable against the Depositor in accordance with its terms, subject, as to enforceability, to (a) bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and further subject to public policy with respect to indemnity and contribution under applicable securities law.

(iii) The execution and delivery of this Agreement by the Depositor, the consummation of any of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Depositor and will not (A) result in a material breach of any term or provision of the charter or by-laws of the Depositor or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Depositor; and the Depositor is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv) No litigation is pending or, to the best of its knowledge, threatened, against the Depositor that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Depositor to perform any of its obligations under this Agreement in accordance with the terms hereof.

(v) No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance by the Depositor of, or compliance by the Depositor with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(b) The following representations and warranties are hereby made by the Sponsor to the Depositor, Wells Fargo, Ocwen, the Master Servicer, the Securities Administrator and the Trustee as of the date hereof:

(i) The Sponsor is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Sponsor in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan, to sell the Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(ii) The Sponsor has the full corporate power and authority and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and further subject to public policy with respect to indemnity and contribution under applicable securities law.

(iii) The execution and delivery of this Agreement by the Sponsor, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business of the Sponsor and will not (A) result in a material breach of any term or provision of its charter or by-laws of the Sponsor or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to the Sponsor of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Sponsor; and the Sponsor is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv) No litigation is pending or, to the best of the Sponsor’s knowledge, threatened, against the Sponsor that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its obligations under this Agreement in accordance with the terms hereof.

(v) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Sponsor of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, the Sponsor has obtained the same.

(vi) The Sponsor has the right to terminate Ocwen as the Servicer of the Wells Fargo Mortgage Loans pursuant to Section 7.06 of the Pooling and Servicing Agreement and such termination shall be exercised in accordance with the terms and conditions of the Pooling and Servicing Agreement and all applicable law.

SECTION 5. Conditions Precedent.

The transactions contemplated by this Agreement shall be conditioned upon the satisfaction of the following conditions precedent:

(i) each of the Sponsor, Ocwen and the Master Servicer shall have executed this Agreement evidencing its consent to the appointment of Wells Fargo as the Servicer of the Wells Fargo Mortgage Loans under the Pooling and Servicing Agreement;

(ii) Wells Fargo shall have executed this Agreement evidencing its acceptance of its appointment as the Servicer of the Wells Fargo Mortgage Loans under the Pooling and Servicing Agreement and its agreement to be bound by the terms of this Agreement and the Pooling and Servicing Agreement;

(iii) the Sponsor shall have notified Ocwen of its decision to terminate Ocwen as the Servicer of the Wells Fargo Mortgage Loans under the Pooling and Servicing Agreement; and

(iv) each Rating Agency has been notified in writing of the appointment of Wells Fargo as a Servicer.

SECTION 6. Effectiveness of this Agreement.

Upon execution of this Agreement, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, the Sponsor, Wells Fargo, Ocwen, the Master Servicer, the Securities Administrator and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Agreement shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified and expressly amended by this Agreement, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 7. Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, the Sponsor, Wells Fargo, Ocwen, the Master Servicer, the Securities Administrator and the Trustee.

SECTION 8. Governing Law.

This Agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 9. Severability of Provisions.

If any one or more of the provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions or terms of this Agreement.

SECTION 10. Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 11. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Sponsor, Wells Fargo, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

NOMURA HOME EQUITY LOAN, INC., as Depositor

By:	/s/ John P. Graham
Name:	John P. Graham
Title:	Managing Director

NOMURA CREDIT & CAPITAL, INC., as Sponsor

By:	/s/ Jeane D. Leschak
Name:	Jeane D. Leschak
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Servicer

By:	/s/ Laurie McGoogan
Name:	Laurie McGoogan
Title:	Vice President

OCWEN LOAN SERVICING, LLC, as a Servicer

By:	/s/ Richard Delgado
Name:	Richard Delgado
Title:	Authorized Representative

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer and Securities Administrator

By:	/s/ Kristen Ann Cronin
Name:	Kristen Ann Cronin
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION as Trustee

By:	/s/ Elena Zheng
Name:	Elena Zheng
Title:	Assistant Vice President

SCHEDULE 1

SCHEDULE OF WELLS FARGO MORTGAGE LOANS